EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
      The following is a list of the Company’s subsidiaries as of Aug. 31, 2006, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w)).
American Seeds, Inc. (Delaware)
Asgrow Seed Company LLC (Delaware)
Channel Bio Corp. (Indiana)
Compania Agricola Colombiana Ltda. Y Cia, S.C.A. (Colombia)
Corn States Hybrid Service L.L.C. (Delaware)
DEKALB Genetics Corporation (Delaware)
Emergent Genetics India Private Limited (India)
Fontanelle Hybrids, Inc. (Delaware)
Holden’s Foundation Seeds, L.L.C. (Iowa)
Mahyco Monsanto Biotech (I) Pvt. Ltd. (India)
Monsanto Ag Products LLC (Delaware)
Monsanto Ag Technologies, LLC (Delaware)
Monsanto Agricoltura Italia S.p.A. (Italy)
Monsanto Argentina S.A.I.C. (Argentina)
Monsanto Australia Ltd. (Australia)
Monsanto Canada, Inc. (Canada)
Monsanto Comercial S.A. de C.V. (Mexico)
Monsanto do Brasil Ltda. (Brazil)
Monsanto Europe S.A. (Belgium)
Monsanto Finance S.A. (Switzerland)
Monsanto Finance Canada Co. (Nova Scotia)
Monsanto Holdings Private Ltd. (India)
Monsanto India Limited (India)
Monsanto International S.A.R.L. (Switzerland)
Monsanto Kereskedelmi Kft. (Hungary)
Monsanto Nordeste S.A. (Brazil)
Monsanto Philippines, Inc. (The Philippines)
Monsanto S.A.S. (France)
Monsanto South Africa (Proprietary) Limited (South Africa)
Monsanto Technology LLC (Delaware)
Monsanto Treasury Services (Luxembourg)
Monsanto Venezuela C.A. (Venezuela)
P.T. Monagro Kimia (Indonesia)
P4 Production, LLC (Delaware)
Semillas y Agroproductos Monsanto, S.A. de C.V. (Mexico)
Seminis Korea, Inc. (South Korea)
Seminis Vegetable Seeds, Inc. (California)
Seminis Vegetable Seeds Italia, S.R.L. (Italy)
Seminis Vegetable Seeds Mexicana S. de R.L. de CV (Mexico)
Stoneville Pedigreed Seed Company (Delaware)
SVS Holland BV (Netherlands)